Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of the following reports:

1)

Our report dated March 19, 2019, with respect to our audits of the consolidated financial statements of Droga5, LLC and Subsidiaries as of December 31, 2018 and 2017 and for each of the years in the two year period ended December 31, 2018, which appears in such Registration Statement and,

2)

Our report dated February 28, 2018, with respect to our audits of the consolidated financial statements of Droga5, LLC and Subsidiaries as of December 31, 2017 and 2016 and for each of the years in the two year period ended December 31, 2017, which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, NY

September 26, 2019